Exhibit 10.1

Form of Accident and Health Coinsurance Agreement

ACCIDENT AND HEALTH COINSURANCE AGREEMENT

BY AND BETWEEN

THE HANOVER INSURANCE COMPANY

AND

FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

DATED

[            , 2008]

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.01	Definitions	1

ARTICLE II BUSINESS REINSURED		2

2.01	General	2
2.02	Liability	2
2.03	Defenses	3
2.04	Establishment of Rates	3
2.05	Contract Changes	3
2.06	Replacement	3

ARTICLE III TERRITORY; TERM		3

3.01	Territory	3
3.02	Term	4

ARTICLE IV EFFECTIVENESS; LICENSES AND REINSURANCE CREDITS		4

4.01	Effectiveness	4
4.02	Licenses and Reinsurance Credits	4

ARTICLE V RESERVES		4

5.01	Establishment of Statutory Reserves	4
5.02	Reserve Reports	5
5.03	Reports	5
5.04	Trust Account	5

ARTICLE VI ACCOUNTING AND SETTLEMENT		6

6.01	Benefit Payments	6
6.02	Cash Settlement and Accounting; Monthly Report	7

ARTICLE VII ADMINISTRATION; RECORDS; NOTICES		7

7.01	Administration	7

ARTICLE VIII CEDING COMMISSION; TRANSFER OF ASSETS; POST-EFFECTIVE DATE ACCOUNTING		7

8.01	Ceding Commission	7
8.02	Transfer	7
8.03	Ongoing Payments	9
8.04	Assignment	9

ARTICLE IX THIRD PARTY REINSURANCE		9

9.01	Third Party Reinsurance	9

ARTICLE X REPRESENTATIONS AND WARRANTIES		10

10.01	Organization and Existence	10

ARTICLE XI RIGHT OF INSPECTION		10

11.01	Right of Inspection	10

ARTICLE XII INDEMNIFICATION		11

12.01	Indemnification	11

ARTICLE XIII INSOLVENCY		12

13.01	Insolvency	12

ARTICLE XIV NO THIRD PARTY RIGHTS		12

14.01	No Third Party Rights	12

ARTICLE XV DUTY OF COOPERATION; NOVATION		13

15.01	Duty of Cooperation	13
15.02	Novation	13

ARTICLE XVI GENERAL PROVISIONS		14

16.01	DAC Tax Election	14
16.02	Notices	14
16.03	Entire Agreement	15
16.04	Expenses	15
16.05	Counterparts	15
16.06	No Third Party Beneficiary	15
16.07	Waivers and Amendments; Preservation of Remedies	16
16.08	Binding Effect; No Assignment	16
16.09	Severability	16
16.10	Governing Law	16
16.11	Headings, etc	16
16.12	Dispute Resolution; Jurisdiction	16
16.13	Offset	17
16.14	Compliance with Laws	17
16.15	Errors and Oversights	17
16.16	Waiver of Jury Trial	17

SCHEDULES

Schedule 1.01	Accident and Health Insurance Contracts
Schedule 4.01	Required Regulatory Approvals
Schedule 8.02	Investment Guidelines
Schedule 9.01	Company Reinsurance Agreements
Schedule 15.02	Target A&H Contracts

EXHIBITS

Exhibit A	Definitions
Exhibit B	Tax Election
Exhibit C	Securities

ACCIDENT AND HEALTH COINSURANCE AGREEMENT

THIS ACCIDENT AND HEALTH COINSURANCE AGREEMENT (this “Agreement”), dated as of [            , 2008] (the “Effective Date”), is made by and between FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY, a Massachusetts stock insurance company (the “Company”), and THE HANOVER INSURANCE COMPANY, a New Hampshire stock insurance company (the “Reinsurer”).

RECITALS:

WHEREAS, The Hanover Insurance Group, Inc., a Delaware corporation and the ultimate parent of the Reinsurer (the “Seller”), and Commonwealth Annuity and Life Insurance Company, a Massachusetts stock insurance company (the “Buyer”), have entered into that certain Stock Purchase Agreement, dated as of [            , 2008] (the “SPA”), which agreement calls for, among other things the acquisition of all of the shares of stock of the Company by the Buyer and the reinsurance of the Company’s Accident and Health Business by the Company to the Reinsurer subject to the terms, conditions and limitations of this Agreement;

WHEREAS, subject to satisfaction of the conditions set forth in Section 4.01, and upon the terms and conditions set forth herein, the Company desires to cede or retrocede, on an indemnity reinsurance basis, to the Reinsurer all of the Company’s net retained liabilities in respect of the Accident and Health Insurance Contracts and related liabilities as specified herein;

WHEREAS, the Company has reinsured specified liabilities under the Accident and Health Insurance Contracts to third party reinsurers and desires the Reinsurer to indemnify the Company for liabilities related to such business to the extent the third party reinsurer fails to pay the Company in respect of such liabilities; and

WHEREAS, subject to satisfaction of the conditions set forth in Section 4.01, and upon the terms and conditions set forth herein (including the limitations set forth in Section 2.02), the Reinsurer desires to reinsure on an indemnity reinsurance basis all of the Company’s net retained liabilities in respect of the Accident and Health Insurance Contracts and related liabilities as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises, and upon the terms and conditions, hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given them in Exhibit A hereto.

ARTICLE II

BUSINESS REINSURED

2.01 General.

(a) On the Effective Date, subject to Section 2.01(b) and the other provisions of this Agreement, the Company hereby cedes or retrocedes to and reinsures with the Reinsurer all of the Company’s rights, interests, duties, obligations, and liabilities with respect to, related to or arising from the Accident and Health Insurance Contracts, and the Reinsurer hereby assumes and reinsures from the Company, on an indemnity reinsurance basis, 100% of the liabilities with respect to any and all Accident and Health Insurance Contracts. In addition to the Reinsurer’s coinsurance of such liabilities, the Reinsurer hereby accepts and agrees to discharge 100% of all Extra Contractual Obligations. Except as explicitly set forth herein, the Reinsurer does not reinsure or assume hereunder any other liabilities of any kind or description.

(b) Notwithstanding anything contained in Section 2.01(a), the Reinsurer’s obligation to reinsure shall in all events be net of any collateral security to which the Company has recourse and that is valid and collectible and any reinsurance recoverable that is paid to the Company (including any statutory successor thereof) under any Company Reinsurance Agreement (regardless of how such payment is subsequently used by the Company or such successor). For the avoidance of doubt, the Reinsurer acknowledges its assumption of any risk as to which reinsurance recoverables which are due and owing under any Company Reinsurance Agreement are determined to be uncollectible in accordance with SAP.

2.02 Liability.

(a) From and including the Effective Date and thereafter, as between the parties hereto, to the extent set forth herein, the Reinsurer shall bear and shall have responsibility for paying all liabilities with respect to, related to or arising from the Accident and Health Insurance Contracts, including, without limitation, Extra Contractual Obligations and claims for benefits on or after the Effective Date. The Reinsurer hereby agrees to pay, to the extent set forth herein or under the Accident and Health Administrative Services Agreement, any liabilities with respect to, related to or arising from the Accident and Health Insurance Contracts on behalf of, and in the name of, the Company; provided, however, that the Reinsurer shall have no direct or indirect obligation itself to insureds, claimants, or beneficiaries under such Accident and Health Insurance Contracts.

(b) Should a lapsed or terminated Accident and Health Insurance Contract be reinstated in accordance with its terms on or after the Effective Date, the insurance under such Accident and Health Insurance Contract shall be reinsured herein automatically and such reinstated insurance under such Accident and Health Insurance Contract shall be included in Accident and Health Insurance Contracts. Premiums and interest on such reinstated and reinsured Accident and Health Insurance Contracts shall be payable to the Reinsurer for the period on and after the Effective Date and the Company shall pay such amount to Reinsurer to the extent the Company receives premiums and interest on such insurance from Accident and Health Insurance Contract holders. In addition, any policy or coverage issued as a result of the exercise of conversion rights which are required under the terms of any Accident and Health Insurance Contract shall be reinsured herein automatically and shall be included in Accident and Health Insurance Contracts for all purposes of this Agreement. The Reinsurer may issue such policy or coverage in the name of the Company provided that the Reinsurer shall give notice thereof to the Company (which notice shall include a form number or other identifying information) as promptly as reasonably practicable after such policy or coverage is issued.

(c) Notwithstanding the foregoing, nothing herein shall affect the rights and obligations of the parties thereto under Article 10 of the SPA.

2.03 Defenses. The Reinsurer accepts, reinsures, and assumes, as applicable and to the extent set forth herein, the liabilities with respect to the Accident and Health Insurance Contracts and Extra Contractual Obligations subject to any and all defenses, setoffs, and counterclaims to which the Company would be entitled with respect to the liabilities under or relating to the Accident and Health Insurance Contracts and Extra Contractual Obligations, it being expressly understood and agreed by the parties hereto that no such defenses, setoffs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, setoffs, and counterclaims.

2.04 Establishment of Rates. To the extent permitted or required by Applicable Law, during the Reinsurance Period the Reinsurer shall, subject to the terms and conditions of the Accident and Health Administrative Services Agreement, (i) set or modify premium rates and other charges applicable to the Accident and Health Insurance Contracts and the effective dates thereof, on the Company’s behalf, subject to the prior consent of the Company which shall not be unreasonably withheld, delayed or conditioned, and (ii) take all actions necessary to implement the setting or modification of such rates in accordance with Applicable Law, including providing notice to policyholders and cedents of such changes and the effective dates thereof.

2.05 Contract Changes. The Company agrees that it shall not make any changes after the Effective Date in the provisions and conditions of an Accident and Health Insurance Contract except (i) with Reinsurer’s prior written consent or (ii) to the extent that any change to the terms of any Accident and Health Insurance Contract is required under Applicable Law (it being understood that the Company has no obligation to monitor changes in Applicable Law that may affect the Accident and Health Insurance Contracts). The Company shall promptly notify the Reinsurer in writing of any such change to the terms of any Accident and Health Insurance Contract made pursuant to clause (ii) of the previous sentence, provided that prior to effectuating any such change the Company shall promptly notify the Reinsurer of such proposed change and afford the Reinsurer the opportunity, to the extent practical under Applicable Law, to object to such change under applicable administrative procedures (both formal and informal).

2.06 Replacement. The Company shall not initiate any general offer of conversion or replacement under which it would offer to Accident and Health Insurance Contract holders any inducement to surrender or terminate their Accident and Health Insurance Contracts or offer them replacement policies without the prior written approval of the Reinsurer.

ARTICLE III

TERRITORY; TERM

3.01 Territory. This Agreement shall apply to Accident and Health Insurance Contracts covering risks wherever resident or situated.

3.02 Term. This Agreement shall remain in full force and effect until the expiration or termination of all liabilities in respect of the Accident and Health Insurance Contracts and until all obligations of both parties hereunder have been discharged in full.

ARTICLE IV

EFFECTIVENESS; LICENSES AND REINSURANCE CREDITS

4.01 Effectiveness. It shall be a condition to the effectiveness of this Agreement that the Company and the Reinsurer shall have obtained prior approval (or non-disapproval, as applicable under Applicable Law) of this Agreement from those Insurance Regulators as set forth on Schedule 4.01.

4.02 Licenses and Reinsurance Credits.

(a) At all times during the term of this Agreement, the Reinsurer and the Company each shall hold and maintain all licenses and authorities required under Applicable Laws to perform its respective obligations hereunder unless mutually agreed by the parties (which agreement shall not be unreasonably withheld by either party).

(b) At all times during the term of this Agreement, the Reinsurer shall hold and maintain all licenses and authorizations required under Applicable Law or otherwise take all action that may be necessary so that the Company shall receive full reserve credits for reinsurance ceded and retroceded under this Agreement in the statutory financial statements filed with the DOI and in statutory financial statements required to be filed with Insurance Regulators in such other jurisdictions in which the Company must file such statements.

(c) During the Reinsurance Period, in the event that a reinsurer under any of the Company Reinsurance Agreements is or becomes an unauthorized reinsurer, the effect of which causes the Company not to receive full reserve credits for reinsurance ceded or retroceded to such unauthorized reinsurer in its statutory financial statements filed with the DOI, the Reinsurer shall enter into a trust agreement, deliver a letter of credit, provide any other form of security acceptable to the DOI or take any other action the effect of which would enable the Company to receive full reserve credits for reinsurance ceded or retroceded to such unauthorized reinsurer. Subject to the foregoing, the Reinsurer may, in its sole discretion, elect the form of security or other action provided to or for the benefit of the Company.

ARTICLE V

RESERVES

5.01 Establishment of Statutory Reserves. The Reinsurer shall be responsible for establishing and maintaining appropriate statutory reserves for the liabilities under the Accident and Health Insurance Contracts reinsured pursuant to this Agreement, computed in accordance with the statutory accounting principles and practices prescribed or permitted by the DOI.

5.02 Reserve Reports. Reserve reports for all of the Accident and Health Insurance Contracts shall be provided by the Reinsurer pursuant to the terms and subject to the conditions set forth in the Accident and Health Administrative Services Agreement.

5.03 Reports. The Reinsurer shall provide the Company with its annual and quarterly statutory financial statements filed with the New Hampshire Insurance Department and a copy of its audited statutory financial statements along with the audit report thereon.

5.04 Trust Account. In the event that during the Reinsurance Period the Reinsurer attains, as of any one date, at least two of the following financial strength ratings: B++ or below by A.M. Best, BBB+ or below by Standard & Poor’s, or Baa1 or below by Moody’s (such condition, an “Adverse Rating Condition”), the Reinsurer shall promptly enter into a trust agreement in a form to be mutually agreed upon by the Reinsurer and the Company, provided that such agreement shall be compliant in all material respects with laws and regulations of the Commonwealth of Massachusetts that govern reinsurance credit (the “Trust Agreement”). The Reinsurer shall establish a trust account (the “Trust Account”) as security for the payment of the Reinsurer’s obligations to the Company under this Agreement with the bank (the “Trustee”) named in the Trust Agreement. The assets held in the Trust Account shall equal the total amount of net statutory liabilities that are required to be maintained by the Reinsurer in respect of the Accident and Health Insurance Contracts and shall be held in trust for the benefit of the Company subject to the terms hereof. Following the establishment of such Trust Account, in the event that the Reinsurer attains, as of any one date, a financial strength rating such that an Adverse Rating Condition is no longer in effect, the Reinsurer shall no longer be obligated to maintain such Trust Account, and all assets held in (and not subject to any pending withdrawal from) such Trust Account at such time shall promptly be distributed to the Reinsurer; it being understood that upon the occurrence of any subsequent Adverse Rating Condition, the Reinsurer shall promptly establish a new Trust Account as set forth above.

(b) The Reinsurer agrees that the assets deposited into the Trust Account shall consist only of assets of the types permitted by the laws and regulations of the Commonwealth of Massachusetts that govern reinsurance credit.

(c) The Reinsurer, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the Trustee upon direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity for the purpose of applying such assets as provided in Section 5.04(e) below.

(d) All settlements of account under the Trust Agreement between the Company and the Reinsurer shall be made in cash or its equivalent.

(e) The Reinsurer and the Company agree that the assets in the Trust Account may be withdrawn by the Company provided that such assets are applied and utilized by the Company (or any successor of the Company by operation of law, including, without limitation, any liquidator, rehabilitator, receiver, or conservator of the Company), without diminution because of the insolvency of the Company or the Reinsurer, only for the specific enumerated purposes permitted by the laws and regulations of the Commonwealth of Massachusetts that govern reinsurance credit.

(f) In the event that assets from the Trust Account are withdrawn on behalf of the Company for the purpose set forth in subsection (e) above in excess of actual amounts required to meet the Reinsurer’s obligations to the Company under this Agreement, the Company will return such excess to the Trust Account, plus interest at the average 90-Day Treasury Rate applicable to the period during which the amounts were held on behalf of the Company. “90-Day Treasury Rate” means the annual yield rate, on the date to which such 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

(g) If a Trust Account is required to be established under Section 5.04(a), the initial deposit of assets to the Trust Account shall equal the amount of net statutory liabilities that are required to be maintained by the Reinsurer in respect of the Accident and Health Insurance Contracts as of the end of the calendar quarter immediately preceding the date of the establishment of the Trust Account. So long as an Adverse Rating Condition is in effect, the Reinsurer shall cause assets to be deposited in the Trust Account following each calendar quarter as necessary such that the total amount of assets on deposit as of the end of such calendar quarter equals the required level specified in Section 5.04(a). The Company may make payments to the Reinsurer from amounts withdrawn from the Trust Account that exceed 100% of such required level.

(h) The Reinsurer shall be liable for all reasonable and customary bank charges actually incurred by the Reinsurer with respect to the Trust Account.

(i) The Company and the Reinsurer shall cooperate in good faith for purposes of effecting the transactions contemplated by this Section 5.04.

ARTICLE VI

ACCOUNTING AND SETTLEMENT

6.01 Benefit Payments. Subject to the provisions of the Accident and Health Administrative Services Agreement, the Reinsurer shall have responsibility and authority for all benefit and claim payment determinations or settlements, and shall be solely responsible for all expenses associated with benefit and claim payment determinations or settlements pursuant to and in accordance with the Accident and Health Administrative Services Agreement.

6.02 Cash Settlement and Accounting; Monthly Report. Cash settlements, accounting and monthly reports of all of the Accident and Health Insurance Contracts (each, a “Monthly Report”) shall be conducted by the Reinsurer pursuant to the terms and subject to the conditions set forth in the Accident and Health Administrative Services Agreement.

ARTICLE VII

ADMINISTRATION; RECORDS; NOTICES

7.01 Administration. Administration and servicing of all of the Accident and Health Insurance Contracts, Company Reinsurance Agreements, Accident and Health Business Agreements or other agreements, rights or obligations relating to the Accident and Health Business shall be conducted by the Reinsurer pursuant to the terms and subject to the conditions set forth in the Accident and Health Administrative Services Agreement. Reports, files, and other records and information relating to the Accident and Health Insurance Contracts, the Company Reinsurance Agreements, Accident and Health Business Agreements or other agreements, rights or obligations relating to the Accident and Health Business shall be transferred and maintained pursuant to the terms and subject to the conditions set forth in the Accident and Health Administrative Services Agreement. Notwithstanding any provision in this Agreement or the Accident and Health Administrative Services Agreement to the contrary, to the extent the Reinsurer has not received any necessary information from any counterparty to the Company Reinsurance Agreements or any administrator or other Person in a similar position with respect to any of the Accident and Health Insurance Contracts or Accident and Health Business Agreements, any report to be provided on a specified time basis hereunder may be based on reasonable approximations determined in good faith. The Reinsurer shall be solely responsible for any additional costs, charges or expenses, both one-time and recurring or ongoing, resulting from any change in Applicable Law affecting the Company as an insurer licensed to write Accident and Health Insurance Contracts.

ARTICLE VIII

CEDING COMMISSION; TRANSFER OF ASSETS; POST-EFFECTIVE DATE

ACCOUNTING

8.01 Ceding Commission. In accordance with this Agreement and the SPA, concurrently with the execution of this Agreement, there will be no ceding commission paid by the Reinsurer to the Company.

8.02 Transfer.

(a) The Company shall be required to pay the Reinsurer a reinsurance premium in the amount of the aggregate statutory value of the A&H Net Liabilities Amount reflected on the Final Closing Date Purchase Price Statement. The reinsurance premium shall be paid to the Reinsurer as follows:

i) On the Effective Date, the Company shall transfer to the Reinsurer all rights to assets referred to in rows 7 and 13 through 23 of Column F of the assets section of the Preliminary Purchase Price Statement (the “Other A&H Assets”).

ii) In addition, on the Effective Date, the Company shall transfer the A&H Investment Assets, as adjusted for any sales of such A&H Investment Assets and any purchases of replacement securities with the proceeds of such sales, occurring between and including April 1, 2008 and the Business Day immediately prior to the Effective Date (provided that such sales and purchases were in compliance with the standards of the investment guidelines described in Schedule 8.02 of this Agreement during such period).

iii) To the extent that the aggregate of the statutory book value of the A&H Assets to be reflected on the Preliminary Purchase Price Statement would exceed the A&H Net Liabilities Amount to be reflected on the Preliminary Purchase Price Statement, the Reinsurer shall agree to pay the Company in cash, within ten (10) days after the Final Closing Date Purchase Price Statement is determined, such difference, and the Preliminary Purchase Price Statement shall reflect, as an asset of the Company, a receivable obligation in the amount of such difference from the Reinsurer. To the extent that the A&H Net Liabilities Amount to be reflected on the Preliminary Purchase Price Statement (prior to giving effect to this clause (ii)) exceeds the aggregate of the statutory book value of the A&H Assets to be reflected on the Preliminary Purchase Price Statement, the Company shall agree to pay to the Reinsurer in cash, within ten (10) days after the Final Closing Date Purchase Price Statement is determined, the amount of such shortfall difference, and the Preliminary Purchase Price Statement shall reflect such Company payment obligation as a liability of the Company.

iv) In addition, to the extent that the A&H Net Liabilities, less the A&H Assets (and taking into account any payment obligation of the Company to the Reinsurer under clause (iii) above), to be reflected on the Final Closing Date Purchase Price Statement exceeds the A&H Net Liabilities less the A&H Assets reflected on the Preliminary Purchase Price Statement, the Company shall pay to the Reinsurer in cash, within ten (10) days after the Final Closing Date Purchase Price Statement is determined, such difference. To the extent that the A&H Net Liabilities, less the A&H Assets, reflected on the Preliminary Purchase Price Statement exceeds the A&H Net Liabilities, less the A&H Assets to be reflected on the Final Closing Date Purchase Price Statement, the Reinsurer shall pay to the Company in cash, within ten (10) days after the Final Closing Date Purchase Price Statement is determined, such difference. The Final Closing Purchase Price Statement shall take into account the provisions of this clause 8.02(iv).

v) The parties may agree to offset any payment obligation under clause (iii) or (iv) against any receivable right of such party under clause (iii) or (iv). Payments under clause (ii) or (iii) shall be made contemporaneously with any payments being made under Section 2.07 of the SPA.

(b) Any cash required to be transferred pursuant to this Section 8.02 shall be transferred by wire transfer of immediately available funds in U.S. dollars in the amounts and to the bank account designated in writing by the relevant party.

8.03 Ongoing Payments. To the extent that the Company receives monies, checks, drafts, money orders or other instruments payable to, or to the order of, the Company from any third party relating to the Accident and Health Insurance Contracts, the Accident and Health Business Agreements or other rights or obligations relating to the Accident and Health Business, the Company shall assign and transfer such amounts to the Reinsurer no later than on the date the next Monthly Report is due. If applicable, the Company shall pay such amounts, together with simple interest thereon from, and including, the earliest Monthly Report on which such amounts could have been recorded to, but not including, the date of payment computed at an annual rate equal to the LIBOR rate.

8.04 Assignment. The Company hereby assigns and transfers to the Reinsurer all payments, premiums, recoveries and any and all other amounts (including, but not limited to, abandoned property accounts) paid or payable in respect of the Accident and Health Insurance Contracts, the Accident and Health Business Agreements or other rights or obligations relating to the Accident and Health Business and, to the extent provided in Section 9.01, the Company Reinsurance Agreements. For the avoidance of doubt, such assignment and transfer to the Reinsurer shall include due and deferred Accident and Health Insurance Contract premiums outstanding on the Effective Date.

ARTICLE IX

THIRD PARTY REINSURANCE

9.01 Third Party Reinsurance.

(a) For the purposes stated herein, and subject to the remaining provisions of this Section 9.01 and the Accident and Health Administrative Services Agreement, the Company hereby transfers and assigns to the Reinsurer, effective as of the Effective Date, all of the Company’s rights, interests and obligations under the Company Reinsurance Agreements and any related administrative services or similar contract (a “Company ASA”). The Reinsurer shall administer all aspects of the Company Reinsurance Agreements and Company ASAs in the name of the Company and on its behalf in the Reinsurer’s capacity as service provider under the terms and conditions of the Accident and Health Administrative Services Agreement (it being understood that in the case of a Company Reinsurance Agreement or Company ASA in respect of a risk that is novated pursuant to Section 15.02, the Reinsurer shall, to the extent possible, become a party to such contract directly, in substitution for the Company, and shall be bound by the terms and conditions thereof). Without limiting the generality of the foregoing, the Reinsurer may, without limitation: (i) collect directly any recoveries, refunds or other amounts that are due or that become due to the Company under the Company Reinsurance Agreements, (ii) negotiate, execute and enforce directly the terms of any commutation or settlement agreement relating to the Company Reinsurance Agreements and (iii) control directly the conduct and resolution of any dispute arising under or relating to the Company Reinsurance Agreements (including, without limitation, any arbitration proceeding commenced pursuant to the terms of such Company Reinsurance Agreements).

(b) At the request of the Reinsurer, the Company shall cooperate and use commercially reasonable efforts to obtain any assignments, endorsements, novations or other written instruments or documents from reinsurers and administrators under the Company Reinsurance Agreements and any Company ASA with respect to the risks as to which novation is required to be sought pursuant to Section 15.02 and as otherwise may be requested by the Reinsurer from time to time; provided that the Company and its Affiliates shall be under no obligation to make payments or incur other liabilities to any counterparty to such Company Reinsurance Agreements or Company ASAs in connection with such assignments, endorsements, novations, instruments and documents (unless and to the extent the Reinsurer reimburses the Company therefor). The Company shall, in any event, cooperate with the Reinsurer in connection with its administration of the Company Reinsurance Agreements (which cooperation shall include, without limitation, continuing to use commercially reasonable efforts at the Reinsurer’s expense to enforce its rights under such Company Reinsurance Agreements).

(c) The Company, on its own initiative, shall not change the terms and conditions of any Company Reinsurance Agreements except as required under Applicable Law. The Company shall cooperate with the Reinsurer, at the expense of the Reinsurer (including, without limitation, the execution of necessary agreements and other documents) in exercising or exploiting the rights under the Company Reinsurance Agreements as reasonably directed in writing by the Reinsurer. The Reinsurer shall share, on a 100% indemnity reinsurance basis, in any changes in the terms or conditions of any Company Reinsurance Agreements effected by reason of the requirements of any regulatory authority having jurisdiction over the Reinsurer or otherwise required by Applicable Law, provided that prior to effectuating any such change the Company shall promptly notify the Reinsurer of such proposed change and afford the Reinsurer the opportunity, to the extent practical under Applicable Law, to object to such change under applicable administrative procedures (both formal and informal).

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.01 Organization and Existence. The Reinsurer is a New Hampshire-domiciled property casualty insurance company which is (a) duly incorporated, validly existing and in good standing under the corporate and insurance laws of the State of New Hampshire and (b) licensed in (i) the State of New Hampshire and the Commonwealth of Massachusetts, and (ii) in any other jurisdiction where it is required to be licensed in order to execute, deliver and perform its obligations hereunder, except, with respect to the representation and warranty contained in clause (b)(ii) herein, for those jurisdictions where failure to be so licensed would not impose any material adverse effect, burden or penalty on the Accident and Health Business or on the Company or its Affiliates (including any employees or officers of the Company or its Affiliates) following the Effective Date. The Reinsurer has all requisite corporate power and authority to carry on its business as it is now being conducted.

ARTICLE XI

RIGHT OF INSPECTION

11.01 Right of Inspection. Each party hereto and its respective authorized representatives shall, at such party’s expense, have the right, at all reasonable times during normal business hours, to inspect and review all books, records, accounts, reports, Tax returns, files, regulatory reports and filings and other information of the other party hereto to the extent relating to the Accident and Health Insurance Contracts, the liabilities thereunder and any other matters hereunder.

ARTICLE XII

INDEMNIFICATION

12.01 Indemnification.

(a) The Reinsurer agrees to indemnify, defend and hold harmless the Company and its directors, officers, employees, Affiliates and assigns from and against all damages, loss and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding involving a third party claim, but excluding in each case any incidental, consequential, exemplary or punitive damages (other than third party damages)) (collectively, “Losses,” and individually a “Loss”), asserted against, imposed upon or incurred by them, directly or indirectly, by reason of or arising out of or in connection with (i) any breach or nonfulfillment by the Reinsurer of, or any failure by the Reinsurer to perform, any of the representations, warranties, covenants, terms or conditions of, or any duties or obligations under, this Agreement or the Accident and Health Administrative Services Agreement, it being understood that the Company shall not be entitled to any recovery pursuant to this Section 12.01(a) to the extent recovered under the Accident and Health Administrative Services Agreement, and (ii) the liabilities under the Accident and Health Insurance Contracts and Extra Contractual Obligations (except in each case to the extent such Losses arise out of or result directly from any breach or nonfulfillment by the Company or any Buyer Indemnified Person of, or any failure by the Company or any Buyer Indemnified Person to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement and the Accident and Health Administrative Services Agreement).

(b) The Company agrees to indemnify, defend and hold harmless the Reinsurer and its directors, officers, employees, Affiliates and assigns from and against all Losses asserted against, imposed upon or incurred by them, directly or indirectly, arising out of or resulting directly from any breach or nonfulfillment by the Company, or any failure by the Company to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement or the Accident and Health Administrative Services Agreement.

(c) Notwithstanding any provision of this Agreement to the contrary, nothing herein shall affect the rights and obligations of the parties thereto under Article 10 of the SPA, including, without limitation, any obligations that the Seller may have under Article 10 of the SPA with respect to Warranty Breaches (as defined in the SPA), defenses of claims and actions and other rights and obligations set forth in Article 10 of the SPA.

(d) Promptly after receipt by an indemnified party of notice of any demand, claim, suit, action or proceeding indemnified under this Article XII, or such shorter period as may be necessary to enable the indemnifying party to respond timely thereto, the indemnified party shall give notice to the indemnifying party of such demand, claim, suit, action or proceeding and the indemnifying party shall at its expense assume the defense of any such demand, claim, suit or proceeding; provided, however, that the failure by the indemnified party to give timely notice as provided herein shall not relieve the indemnifying party of its indemnification obligations under this Agreement except to the extent that such failure results in a failure of actual notice to the indemnifying party and such failure shall have materially adversely prejudiced the indemnifying party in the defenses or other rights available to the indemnifying party. In the event that the indemnifying party has not assumed the defense of any matter within a reasonable period of time after timely notice as above provided, the indemnified party, at the cost and expense of the indemnifying party, shall have a full right to defend against any such claim, suit or proceeding and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion.

ARTICLE XIII

INSOLVENCY

13.01 Insolvency. The Reinsurer hereby agrees that, as to all reinsurance made, ceded, retroceded, renewed or otherwise becoming effective subject to the terms, conditions and limitations of this Agreement, the portion of any risk or obligation assumed by the Reinsurer, when such portion is ascertained, shall be payable immediately on demand of the Company, with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company under the Accident and Health Insurance Contract or Accident and Health Insurance Contracts reinsured and any liabilities assumed thereunder, without diminution because of the insolvency of the Company, on the basis of claims filed and allowed in the liquidation proceeding. Such payments shall be made directly to the Company or to its domiciliary liquidator except where the Accident and Health Insurance Contract or Accident and Health Insurance Contracts reinsured specifically provides another payee of such reinsurance in the event of the insolvency of the Company or where the Reinsurer, with the consent of the direct insured, has assumed the Accident and Health Insurance Contract obligations of the Company as direct obligations of the Company to the payees under the Accident and Health Insurance Contracts and in substitution for the obligations of the Company to the payees. It is agreed that in the event of the insolvency of the Company, the liquidator, receiver or other statutory successor of the Company shall give prompt written notice to the Reinsurer of the pendency or submission of a claim under the Accident and Health Insurance Contract or Accident and Health Insurance Contracts reinsured or the liabilities assumed thereunder. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense available to the Company or its receiver. The expense thus incurred by the Reinsurer is chargeable against the Company, subject to any court approval, as a part of the expense of liquidation to the extent of a proportionate share of the benefit which accrues to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XIV

NO THIRD PARTY RIGHTS

14.01 No Third Party Rights. The Reinsurer’s coinsurance of the liabilities pursuant to this Agreement with respect to any of the Accident and Health Insurance Contracts is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any policyholder, insured, claimant or beneficiary under such Accident and Health Insurance

Contracts against the Reinsurer or any legal relationship between such policyholders, insureds, claimants or beneficiaries and the Reinsurer.

ARTICLE XV

DUTY OF COOPERATION; NOVATION

15.01 Duty of Cooperation. Each party hereto shall cooperate fully with the other party hereto in all reasonable respects in order to accomplish the objectives of this Agreement; provided, however, that except as otherwise provided in the SPA, no party may waive, undermine or fail to take any action necessary to preserve an applicable privilege without the prior written consent of the affected party hereto (or any affected Affiliate of any such party) except, in the opinion of such party’s counsel, as required by Applicable Law.

15.02 Novation.

(a) From and after the Effective Date, the Reinsurer shall use reasonable best efforts to obtain required regulatory approvals, if any, from each applicable Governmental Entity to assume by novation all of the Company’s liabilities and obligations under the specific Accident and Health Insurance Contracts listed in Schedule 15.02 (the “Target A&H Contracts”) in order to ensure that such liabilities and obligations are solely and exclusively vested in the Reinsurer. Each party hereto shall cooperate fully with the other in all reasonable respects in order to effectuate the novation and assumption of the Target A&H Contracts as set forth in this Section 15.02.

(b) Promptly following receipt of any requisite regulatory approvals, the Reinsurer shall use reasonable best efforts to obtain the consent of any counterparty to (i) the Target A&H Contracts whose consent is required for novation of such Target A&H Contracts, and (ii) any assignments, endorsements, novations or other written instruments or documents under Company Reinsurance Agreements and Company ASAs which provide for reinsurance and administration in respect of such Target A&H Contracts (it being understood, for the avoidance of doubt, that obtaining any such consents under each of clause (b)(i) and (b)(ii) herein shall be required in order to complete the novation of such Target A&H Contracts). For the avoidance of doubt, “reasonable best efforts” shall not impose on the Reinsurer any obligation to make payments, incur liabilities or grant contractual or other concessions of any kind to such counterparties.

(c) Target A&H Contracts assumed by novation by the Reinsurer in accordance with this Section 15.02 shall cease to be deemed “Accident and Health Insurance Contracts,” shall thenceforth not be deemed reinsured under Article II hereof, and shall be defined herein as “Novated Contracts.” All Target A&H Contracts not novated by the Reinsurer shall remain Accident and Health Insurance Contracts of the Company reinsured hereunder.

(d) The Company hereby assigns and transfers, as of the date on which such Target A&H Contract is novated, with respect to each Target A&H Contract, to the Reinsurer all of the Company’s direct risks, liabilities and obligations under or arising out of the applicable Novated Contract and the Reinsurer hereby agrees that it is solely liable for such direct risks, liabilities and obligations. On such date, the Reinsurer hereby assumes all direct risks, liabilities and obligations under or arising out of the applicable Novated Contract as if the Reinsurer were the original party in lieu of the Company, from the inception date of the applicable Target A&H Contract. The Novated Contracts shall remain in full force and effect, except as modified by the notice and certificate of assumption referred to above.

ARTICLE XVI

GENERAL PROVISIONS

16.01 DAC Tax Election. With respect to this Agreement, the Company and the Reinsurer hereby make the election provided for in Section 1.848-2(g)(8) of the Treasury Regulations issued under Section 848 of the Code, and as set forth in Exhibit B. Each of the parties hereto agrees to take such further actions as may be reasonably necessary to ensure the effectiveness of such election.

16.02 Notices. Any notice or other communication required or permitted hereunder shall be in writing (including facsimile transmission) and shall be given:

If to the Reinsurer, to:	The Hanover Insurance Company
440 Lincoln Street
Worcester, MA 01653
	Attention:	Chief Financial Officer
	Facsimile No.:	(508) 855-4640

With a copy to:

The Hanover Insurance Company
440 Lincoln Street
Worcester, MA 01653
	Attention:	General Counsel
	Facsimile No.:	(508) 926-1926

And with a copy of notices or communications with respect to this Agreement to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
	Attention:	Julie H. Jones
	Facsimile No.:	(617) 235-0433

Dewey & LeBoeuf LLP
180 North Stetson Avenue, Suite 3700
Chicago, IL 60601
	Attention:	James R. Dwyer
	Facsimile No.:	(312) 729-6517

If to the Company, to:	First Allmerica Financial Life Insurance Company
132 Turnpike Road, Suite 210

Southborough, MA 01772
Attention:	President
Facsimile:	(508) 460-2401

With a copy of notices and communications with respect to this Agreement to:

Sullivan & Cromwell, LLP
125 Broad Street
New York, NY 10004
Attention:	Stephen M. Kotran
Facsimile No.:	(212) 558-3588

Any party may, by notice given in accordance with this Section 16.02 to the other parties, designate such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed effective only upon (i) mailing of such notice, request or other communication and the actual receipt thereof by the relevant party, or (ii) a facsimile transmission of such notice, request or other communication and the acknowledgement by the relevant party of receipt thereof.

16.03 Entire Agreement. This Agreement, the Accident and Health Administrative Services Agreement, the SPA and the other Ancillary Agreements (including the Exhibits and Schedules hereto and thereto) contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect thereto.

16.04 Expenses. Except as may be otherwise expressly provided in this Agreement, the SPA or the Accident and Health Administrative Services Agreement, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

16.05 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

16.06 No Third Party Beneficiary. Except as otherwise provided herein and without limitation to anything contained in Section 14.01, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement.

16.07 Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, by the party waiving compliance. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

16.08 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives, whether by merger, consolidation or otherwise. This Agreement may not be assigned by any party without the prior written consent of the other party hereto; provided, further that nothing in this provision shall be construed to prohibit the Reinsurer from retroceding all or any portion of the liabilities under the Accident and Health Insurance Contracts reinsured hereunder, so long as the Reinsurer remains primarily liable with respect to all liabilities so retroceded.

16.09 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

16.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

16.11 Headings, etc. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

16.12 Dispute Resolution; Jurisdiction. The parties agree to take reasonable efforts to resolve in good faith any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between the Reinsurer Liaison and the Company Liaison. If these individuals cannot resolve the matter within five (5) Business Days, the dispute will be referred to the Chief Financial Officer of the Reinsurer and the President of the Company who will meet and attempt in good faith to resolve the dispute. The meeting will be held reasonably promptly at the request of the affected party in the offices of the other party or, if agreed, at another designated location.

In the event such dispute cannot be resolved in the manner described above, each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the United States District Court for the District of Delaware or any Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 16.02 shall be deemed the only means of effective service of process on such party.

16.13 Offset.

(a) Any debits or credits incurred after the Effective Date in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

(b) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that it shall have no right hereunder or pursuant to Applicable Law to offset any amounts due or owing (or to become due or owing) to any other party under this Agreement against any amounts due or owing by such other party or any of its subsidiaries or Affiliates under any other agreement (including, without limitation, the SPA, the Accident and Health Administrative Services Agreements, the other Ancillary Agreements or the AFLIAC Agreements), contract or understanding.

(c) To the extent permitted by Applicable Law, this Section 16.13 shall not be modified or reconstrued due to the insolvency, liquidation, rehabilitation, conservatorship or receivership of either party.

16.14 Compliance with Laws. The parties hereto shall at all times comply with all Applicable Laws in performing their obligations under this Agreement.

16.15 Errors and Oversights. Each party to this Agreement will act reasonably in all matters within the terms of this Agreement. If either of the parties to this Agreement fails to comply with any of the provisions of this Agreement because of an unintentional oversight or misunderstanding, the underlying status of this Agreement will not be changed. Both parties will be restored to the position they would have occupied had no such oversight or misunderstanding occurred, and such oversight or misunderstanding will be rectified promptly on an equitable basis.

16.16 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Company and the Reinsurer have each executed this Agreement as of the date first written above.

THE HANOVER INSURANCE COMPANY

By:
Name:
Title:

FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

By:
Name:
Title:

Exhibit A

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following definitions:

“A&H Assets” means, as of any determination date, the aggregate statutory value of the A&H Other Assets and the A&H Investment Assets as reflected on the relevant Purchase Price Statement for such determination date.

“A&H Investment Assets” shall refer to the list of investment assets, including bonds, notes, debentures, mortgage loans, real estate, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purpose which, for purposes of this Agreement, have been designated on Exhibit C as backing the Company’s liabilities with respect to the Accident and Health Business as of March 31, 2008, adjusted as permitted by Section 8.02(a)(ii) hereof.

“A&H Net Liabilities Amount” means, as of any determination date, the total statutory liabilities maintained by the Company with respect to the Accident and Health Business, as set forth on line 28 of the liability section of the relevant Purchase Price Statement, less the amount set forth in line 35 (Unassigned Funds), as reflected on the Purchase Price Statement for such determination date.

“A&H Other Assets” shall have the meaning set forth in Section 8.02(a)(i).

“Accident and Health Administrative Services Agreement” shall have the meaning set forth in Section 2.01.

“Accident and Health Business” shall have the meaning set forth in the SPA.

“Accident and Health Business Agreements” means any contract, agreement or other arrangement with a third party relating solely to the Accident and Health Business and/or the New York Accident and Health Business (excluding any Accident and Health Insurance Contract or any New York Accident and Health Insurance Contract and any Company Reinsurance Agreement).

“Accident and Health Insurance Contracts” shall mean (i) those individual insurance policies or certificates specifically identified in Schedule 1.01, and (ii) those administrative contracts, treaties, placement slips, trust account agreements and other agreements and documents associated with the assumed, ceded and retroceded reinsurance involvements identified as Assumed Reinsurance in Schedule 1.01, including, without limitation, any common account or facultative reinsurance placements that inure to the benefit of the Company as a member of a pool or facility that do not name the Company directly and including, in each case, all related riders and endorsements. For the avoidance of doubt, “Accident and Health Insurance Contracts” shall include contractually required reinstatements and new policies or certificates issued pursuant to the exercise of contractual conversion rights.

“Adverse Rating Condition” shall have the meaning set forth in Section 5.04(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company shall not be considered an Affiliate of Seller for any period from and after the Closing Date.

“AFLIAC Agreements” shall have the meaning set forth in the SPA.

“Agreement” shall mean this Accident and Health Coinsurance Agreement.

“Ancillary Agreements” shall mean the Restructuring Agreement, this Agreement, the Accident and Health Administrative Agreement, the Transition Services Agreement, the IP License Agreement, the New York Accident and Health Coinsurance Agreement and the New York Accident and Health Administrative Services Agreement.

“Applicable Law” shall mean any applicable statute, law (including principles of common law), ordinance, rule, regulation or binding circular, binding bulletin or binding and published written opinion by any Governmental Entity, all applicable Orders and binding written recommendations of Insurance Regulators.

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Indemnified Person” shall have the meaning set forth in the SPA.

“Closing Date” shall mean the closing date of the SPA.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company Liaison” shall be the individual designated by the Company as the contact for the Company’s administration of the provisions of this Agreement. The Company may designate a new Liaison by notice delivered to the Reinsurer pursuant to this Agreement.

“Company Reinsurance Agreements” shall mean all third party reinsurance and retrocession agreements reinsuring liabilities under the Accident and Health Insurance Contracts, as described on Schedule 9.01 hereto.

“DOI” means the Massachusetts Division of Insurance and any successor agency thereto, including, as applicable, the Massachusetts Insurance Commissioner.

“Effective Date” shall have the meaning set forth in the Preamble.

“Extra Contractual Obligations” shall mean all liabilities and obligations arising under, relating to or in connection with the Accident and Health Insurance Contracts, exclusive of liabilities or obligations arising under the express terms and conditions of the Accident and Health Insurance Contracts and Losses described in the ultimate parenthetical clause contained in Section 12.01(a), but including, without limitation, any liabilities or obligations for fines, toll charges, forfeitures, penalties, actual, consequential, compensatory, exemplary, punitive, emotional distress, special or other form of extra-contractual damages, which liabilities or obligations arise from any real or alleged act, error or omission, whether or not intentional, negligent, in bad faith or otherwise, relating to (i) the design, marketing, sale, underwriting, production, issuance, delivery, cancellation or administration (including, without limitation, failure to administer in accordance with Applicable Law) of any of the Accident and Health Insurance Contracts, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under any of the Accident and Health Insurance Contracts, (iii) the failure to pay or the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with any of the Accident and Health Insurance Contracts, or (iv) fraud or misrepresentation, or written or oral representations inconsistent with the written terms of an Accident and Health Insurance Contract.

“Final Closing Date Purchase Price Statement” shall have the meaning set forth in the SPA.

“Governmental Entity” shall mean any governmental or regulatory authority, agency, commission, court, tribunal, body or other governmental or quasi-governmental or self regulatory entity, or any arbitral body.

“Insurance Regulators” shall mean the DOI and each other governmental insurance regulatory authority that regulates the insurance operations or insurance products of the Company.

“IP License Agreement” shall have the meaning set forth in the SPA.

“LIBOR” shall mean the London Interbank Offered Rate for deposits in United States dollars having a maturity of three months that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second London Banking Day before the date from and after which interest equal to LIBOR is owing under the applicable terms of this Agreement. For purposes of this definition, (a) “London Banking Day” means any day on which dealings in deposits in United States dollars are transacted in the London interbank market and (b) “Telerate Page 3750” means the display designated as “Page 3750” on MoneyLine Telerate.

“Loss” shall have the meaning set forth in Section 12.01(a).

“Monthly Report” shall have the meaning set forth in Section 6.02.

“New York Accident and Health Administrative Services Agreement” shall have the meaning set forth in the SPA.

“New York Accident and Health Business” shall have the meaning set forth in the SPA.

“New York Accident and Health Coinsurance Agreement” shall have the meaning set forth in the SPA.

“New York Accident and Health Insurance Contract” shall have the meaning set forth in the SPA.

“90-Day Treasury Rate” shall have the meaning set forth in Section 5.04(f).

“Novated Contracts” shall have the meaning set forth in Section 15.02.

“Order” shall mean any award, injunction, judgment, decree, settlement, order or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any Governmental Entity.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preliminary Purchase Price Statement” shall have the meaning set forth in the SPA.

“Reinsurance Period” shall mean the term specified in Section 3.02.

“Reinsurer” shall have the meaning set forth in the Preamble.

“Reinsurer Liaison” shall be the individual designated by the Reinsurer to have general responsibility for the administration of this Agreement. The Reinsurer may designate a new Liaison by notice delivered to the Company pursuant to this Agreement.

“Restructuring Agreement” shall have the meaning set forth in the SPA.

“SAP” shall mean the statutory accounting principles and practices prescribed or permitted by the applicable Insurance Regulators.

“Seller” shall have the meaning set forth in the Recitals.

“SPA” shall have the meaning set forth in the Recitals.

“Target A&H Contracts” shall have the meaning set forth in Section 15.02.

“Tax” shall have the meaning set forth in the SPA.

“Transition Services Agreement” shall have the meaning set forth in the SPA.

“Trust Account” shall have the meaning set forth in Section 5.04(a).

“Trust Agreement” shall have the meaning set forth in Section 5.04(a).

“Trustee” shall have the meaning set forth in Section 5.04(a).